EXHIBIT 99.1

OWC Pharmaceutical Research Corp. [OTCQB: OWCP] Announces Update on its Proprietary Medical Cannabis Sublingual Tablet

In December 2017, OWC Pharmaceutical Research Corp received a new permit from the Israel Medical Cannabis Agency [MCA] to proceed with the safety study of their oral disintegrating tablet. The study protocol will be submitted to the Institutional Review Board [IRB] at a leading Israeli academic hospital in the coming weeks. The study is scheduled to start in Q2 2018.

In October of 2016 OWC announced that it had completed the development of a proprietary cannabinoid-enriched sublingual tablet (the “Tablet”) for the administration of medical cannabis. The Tablet constitutes a smoke-free alternative for patients using medical cannabis.

The technology behind the Tablet is protected and provides for the ingestion of virtually any dosage of medical cannabis with a sublingual delivery mechanism, whereby the compounds are absorbed directly into the patient’s blood through the oral epithelial tissue. The Tablet also enables physicians to safely and accurately gauge and monitor the dosage and treatment of each individual patient, something that is essentially impossible to do for patients who administer cannabis by smoking.

The Cannabis Tablet provides several benefits:

1. It provides a delivery modality which avoids all the disadvantages of smoking regular tobacco products, including the danger of lung cancer and general damage to the respiratory system.

2. No significant smell.

3. Fixed dosage.

4. Ease of use

The sublingual Tablet will be indicated mainly for chronic pain patients suffering from diseases such as Fibromyalgia or neuropathic pain and PTSD patients. The Tablet dissolves within the mouth allowing it to absorb through the oral mucosa and thus skips the first pass through the liver and has a faster response time than regular tablets or pills.

Commenting on this milestone, Dr. Yehuda Baruch Director of Research and Regulatory Affairs at OWC stated “We greatly look forward to introducing this breakthrough tablet to the marketplace after completing our testing. The preliminary results with the Tablet have been promising and we are eager to provide patients suffering from debilitating chronic conditions with effective non-opioid solutions”.

OWC plans to issue additional updates on our continued research and further developments in early 2018.

About OWC Pharmaceutical Research Corp.

OWC Pharmaceutical Research Corp., through its wholly-owned Israeli subsidiary, One Word Cannabis Ltd., (collectively “OWC” or the “Company”) conducts medical research and clinical trials to develop cannabis-based pharmaceuticals and treatments for conditions including multiple myeloma, psoriasis, fibromyalgia, PTSD, and migraines. OWC is also developing unique delivery systems for the effective delivery and dosage of medical cannabis. All OWC research is conducted at leading Israeli hospitals and scientific institutions, and led by internationally renowned investigators.

The Company’s Research Division is focused on pursuing clinical trials evaluating the effectiveness of cannabinoids for the treatment of various medical conditions, while its Consulting Division is dedicated to helping governments and companies navigate complex international cannabis regulatory frameworks. For more information, visit: http://www.owcpharma.com/

Disclaimer:

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Contact Information:
Mordechai Bignitz
Chairman and CEO
E-mail: mordechai.bignitz@owcpharma.com
Tel: +972(0)-3-770-8526

SOURCE OWC Pharmaceutical Research Corp.